Exhibit 10.5

GROM SOCIAL ENTERPRISES, INC.

November 30, 2017

Fyoosion LLC.

4 Poplar Avenue

North Brunswick, NJ. 08902

Attn: Abhishek Jain, CEO

RE: Memorandum of Understanding for the Acquisition of 100% of the Assets of Fyoosion, LLC

Dear Mr. Jain:

This Memorandum of Understanding (“MOU”) provides for the general terms whereby Grom Social Enterprises, Inc., a Florida corporation (“Grom”, the “Company” or the “Purchaser”), will acquire all of the Assets from Fyoosion LLC, a Delaware limited liability company (“Fyoosion” or the “Seller”).

Sale of Assets.

1.1 The Seller shall cause to be sold, assigned, transferred, conveyed and delivered to the Purchaser at the Closing good and valid title to all of the current Assets of the Seller, all of which are listed on Schedule 1.1 and which shall include all assets among things such as goodwill, cash, accounts receivable (but expressly exclude: (x) all receivables and amounts, if any, owed by or from Watson Enterprises, Inc. or any of its subsidiaries or affiliates, including Younger You dba Avivi, or any of their respective employees, officers and directors, hereafter collectively the “WEI Persons” to Fyoosion and (y) all claims and rights if any that Fyoosion has or may assert against any one or more WEI Persons), prepayments, patents, trademarks, source code, hardware appliances as well as all other documentation, processes, equipment and know how necessary to operate the Seller’s business in a manner similar to its current operations (collectively the “Assets”). The parties acknowledge that this transaction and the Closing thereof are subject to and conditioned upon, among other things, the (i) delivery of the Assets clear of all encumbrances, except for as provided for in Assumed Liabilities section 1.2 and (ii) Definitive Documents in a form and substance reasonably satisfactory to Fyoosion and the Company and which do not vary in any material way or manner from the terms and conditions set forth in this MOU. It is expressly understood and agreed that the WEI Persons shall not be primarily or secondarily liable to make, or indemnify the Purchaser for any breach of, any representation, warranty or other transaction obligation under the Definitive Documents or this MOU.

1.2 Purchase Agreement; Structure. Upon full execution of this MOU, Purchaser shall cause its attorneys to prepare and deliver definitive documents consistent with the terms of this MOU and which would include (i) an asset purchase agreement which contains all standard representations, warranties and covenants by the Company as well as an indemnity by the Company and other standard provisions typical of the Transaction, (ii) the Non-Competition Agreement, and (iii) other ancillary agreements, documents and instruments necessary to give effect to the Transaction (the “Definitive Documents”). This MOU may be amended or modified only by a writing duly executed by all of the parties, it being understood that an amendment or modification hereof would require separate additional approval of the Fyoosion Board of Managers and Members.

1.3 Termination. Should the Company be dissatisfied with the results of the due diligence, they shall notify the Seller in writing that this MOU is being terminated. In the event the parties are unable or refuse to sign the definitive documents on or prior to December 15, 2017 for a reason other than Grom cannot settle the liabilities it is assuming under terms to the satisfaction of the Company, this MOU shall nonetheless remain in full force and effect in accordance with its terms and provisions, and any breach thereof shall cause such breaching party (other than a WEI Person) to have liability therefore, including but not limited to consequential or special damages, attorney fees and related expenses.

2060 NW Boca Raton Blvd., #6

Boca Raton, FL 33431

GROM SOCIAL ENTERPRISES, INC.

Assumed Liabilities.

2.1 The Purchaser shall assume the liability for all Seller as of the Closing including without limitation, all outstanding accounts payable as of the closing including those owed at Closing to the creditors listed in Schedule 1.1. PROVIDED HOWEVER, that the Purchaser, will not assume any liabilities for the Seller's taxes or guaranteed payments or compensatory-service fee owed to a manager or a member for actual services performed by such person for service as a manger or officer of the Company for any managers or members for services rendered. Purchaser will work with the Seller to negotiate reductions and discounts in accounts payable balances due to creditors prior to Closing, by offering “restricted” Grom common stock and extended cash payment terms in partial or full settlement of accounts payable amounts due. Any agreement reached with creditors must be done prior to Closing and supported by a written agreement agreed to by the creditor, the Seller and Grom pre-closing: which pre-closing agreements would then be assumed and performed by Grom post-closing. Additionally, Grom as its sole discretion shall determine if the level of discounts agreed upon by accounts payable vendors, is a sufficient level to close the transaction.

Transaction Summary.

3.1 This MOU contemplates that Grom will purchase 100% of the operating Assets of Fyoosion using Grom's “restricted” common stock. Grom shall also provide working capital for the Assets post-closing. Post-acquisition Grom intends to place the Assets into a newly formed division within its Grom Social, Inc. subsidiary. (“NewDivision”). The operating activity as well as the accounting process and tracking for NewDivison are intended to replicate the current operations of Fyoosion. NewDivision will continue to operate its Business in its customary fashion under your leadership. In this regard and as a condition of closing, we intend to enter into an employment agreement with you and your primary developer, Dimitry Polonsky. See “Compensation” section below.

3.2 In addition to the purchase price for the Assets, Fyoosion will have the opportunity to earn additional purchase consideration if a post-Closing EBITDA milestones is achieved.

3.3 The purpose of this MOU is to define the details of the transaction contemplated by the parties. This MOU is meant to create mutually binding obligations on each party.

Purchase Price for the Assets.

4.1 The total initial purchase consideration is 300,000 shares of “restricted” Grom common stock (currently trading on the OTCQB “GRMM” at approximately $0.88 per share), (the “Shares”), payable (and delivered) at Closing. Simultaneous with the Closing, Seller shall:

•	distribute the greater of 38% of the Shares or 114,000 of the Shares to Watson Enterprises, Incorporated (“WEI”) in full redemption of WEI's Member Interest in the Seller, and

•	distribute the greater of 9% of the Shares or 27,000 of the Shares to Succession Equity Partners (“SEP”) in full redemption of SEP's Member Interest in the Seller, 46% of the Shares or 138,000 of the Shares to Abhishek Jain in full redemption of Abhishek Jain (“AJ”) Member Interest in the Seller and the remaining 7% of the Shares or 21,000 of the Shares to Dimity Polonskiy.

THE SHARES SO DISTRIBUTED (THE “REDEMPTION CONSIDERATION”), TOGETHER WITH ALL OTHER SHARES PAID AND DELIVERED TO FYOOSION WHERE DISTRIBUTED TO ITS OTHER MEMBERS OR RETAINED BY FYOOSION WILL BE MARKED WITH A RESTRICTIVE LEGEND WHICH WILL PRECLUDE THEM FROM BEING TRADED THEREAFTER FOR SIX MONTHS AND ONE DAY.

2060 NW Boca Raton Blvd., #6

Boca Raton, FL 33431

GROM SOCIAL ENTERPRISES, INC.

4.2 At Closing, the Company and all of the individuals who are receiving shares of Grom herein shall execute and deliver that certain “leak-out” agreement limiting the number of shares that they may sell at one time. The form of Leakout Agreement is attached hereto and incorporated herein as if set forth as Schedule 4.2

4.3 Additionally, Grom agrees to provide $100,000 in cash into NewDivision following Closing specifically to be earmarked for working capital for the Business.

Contingent Earnout.

5.1 A Contingent Earnout of up to an additional 200,000 shares of Grom “restricted” common shares can be earned and will become payable to the Seller only if the Business achieves the following performance goal post-Closing:

“The Business attains $125,000 in pre-tax earnings before interest, taxes, depreciation and amortization (“EBITDA”) calculated using generally accepted accounting principles ("GAAP') for the one-year period post-closing. This calculation shall be based upon Fyoosion stand-alone performance excluding any Grom intercompany revenue and expense, and will not include any corporate fees or charges”.

In the event that such contingent earnout is paid, Seller shall promptly distribute 38% of the Contingent Earnout to WEI and 9% of the Contingent Earnout to SEP and such distribution shall be deemed additional Redemption Consideration for the redeemed interests. If Seller is no longer in existence at the time the Contingent Earnout is paid, either because all of the members have elected to take liquidating distributions or otherwise, the Contingent Earnout would be paid to the former members of Seller in the following proportions: 38% to WEI, 9% to SEP, 7% to Dimitri and 46% to AJ.

Compensation

6.1 As a condition of closing the transaction, we will enter into a one-year employment agreement with renewal clauses with you and Dimitry Polonsky. At Closing you will become the Vice President of Digital Marketing for Grom Holdings working out of your current New Jersey office. Your duties shall be to work closely with the entire Grom executive team and Zach Marks to help manage all of Grom's digital marketing and technology buildout for all Grom entities, and well as managing the daily operations of Fyoosion.

Your compensation payable from Grom shall be $5,000 per month ($60,000 per year), as well as 100,000 Grom stock options at a strike price of $1.50 vesting prorata over a three-year period. The vesting of these options will be expressly contingent upon the Business obtaining breakeven operations under GAAP and which excludes Grom intercompany revenue and expense generated from Grom subsidiaries or affiliates. You will also have the opportunity to earn up to a maximum of $10,000 per month in “Additional Compensation” based solely upon the financial performance NewDivision/Fyoosion post-Closing. The factors determining the level of additional compensation shall be based upon cash flow levels and the profitability of Fyoosion. The determination of how much additional compensation has been earned and is payable monthly, will be at the sole discretion of Grom.

6.2 Upon the closing of this agreement Dimitry Polonskiy shall become a Software Development Engineer for Grom Holdings. His duties shall be to perform software development services for all Grom entities. His compensation payable from Grom shall be $4,000 per month ($48,000 per year), as well as 15,000 Grom stock options at a strike price of $1.50 vesting over a three-year period. He will also have the opportunity to earn up to a maximum of $10,000 per month in “Additional Compensation” based solely upon the financial performance NewDivision/Fyoosion post-closing. The factors determining the level of additional compensation shall be based upon cash flow levels and the profitability of Fyoosion. The determination of how much additional compensation has been earned and is payable monthly, will be at the sole discretion of Grom.

2060 NW Boca Raton Blvd., #6

Boca Raton, FL 33431

GROM SOCIAL ENTERPRISES, INC.

Closing Date.

7.1 The parties will use good faith efforts to enter into definitive agreements and consummate the transaction on, or before, December 31, 2017.

Conditions of Closing.

8.1 The consummation of the transaction is expressly contingent upon following conditions:

(a)	Delivery by the Seller of a detailed software development budget, acceptable to Grom not to exceed $150,000.

(b)	Entering into a mutually agreeable employment agreement with you and your CTO as described in the Compensation section above.

(c)	Preparation by the Seller of a detailed one-year financial model for the Business post-closing.

(d)	The Seller agrees that Grom shall have 100% control of all cash accounts and disbursements post-closing.

(e)	It is understood that Mr. Abhishek, Fyoosion, Watson Enterprises, Inc. (“WEI”), Arthur Watson, Jr., SEP and each of the other Board Members, will obtain mutual releases from each other.

Definitive Agreement.

9.1 The parties will negotiate and execute definitive agreements which will include employments for you and Dimitry Polonsky, setting forth the principal terms hereof and such other representations, warranties, covenants and conditions which are standard in the context of such a transaction. It is agreed that when the definitive agreement is drafted, that WEI and Mr. Kitt Watson will not be required indemnitors to the agreement. If the definitive agreement and employment contracts cannot be negotiated by December 31, 2017, the terms of this MOU shall become binding.

Access to Information-Confidentiality.

10.1 Fyoosion will permit Grom and its accountants, attorneys, tax accountants and other advisers to conduct a thorough due diligence examination of the Business. Grom and its officers, employees, representatives, and other advisers will treat as confidential all nonpublic information about the Business that is disclosed to them during this examination. Grom will permit Fyoosion and its accountants, attorneys, and other advisers to conduct a thorough due diligence examination of Grom. Fyoosion, and its officers, employees, representatives, and other advisers will treat as confidential all nonpublic information about Grom that is disclosed to them during this examination.

Public Disclosure.

11.1 Grom, Fyoosion and their officers, employees, accountants, attorneys, representatives, and other advisers will treat as confidential all discussions regarding the transaction until a press release is issued by Grom. Neither party will issue a press release or make any other public announcement regarding the transaction without the approval of the other party, unless they are advised by counsel that such disclosure is required by law.

2060 NW Boca Raton Blvd., #6

Boca Raton, FL 33431

GROM SOCIAL ENTERPRISES, INC.

Notices.

12.1 Any notices regarding this MOU should be delivered by email and overnight mail carrier and addressed to:

If to Fyoosion:

4 Poplar Avenue

North Brunswick, NJ. 08902

Attn: Abhishek Jain, CEO

If to the Company:

2060 NW Boca Raton Boulevard

Boca Raton, Florida 33431

Attn: Melvin Leiner, Executive VP

Exclusivity and Stand-Still.

13.1 Upon full execution of this MOU, Fyoosion, its members, managers, officers, agents and representatives agree that they shall not solicit, discuss or negotiate any proposals with other parties for the sale of the Assets which are described herein as part of the transaction proposed herein. Until the earlier of the Closing and December 15, 2017, the Company shall conduct business consistent with historical practices and in the ordinary course and shall not enter into any material agreements without Grom's written consent.

General.

14.1 Expenses. Each party shall bear their own expenses until the signing of a definitive agreement.

14.2 Revisions. The parties hereto by agreement in writing may extend the time and terms for the performance of any term or condition of this non-binding Memorandum of Understanding, extend the date of entering into the formal definitive agreement between the parties, waive any inaccuracies in any representations contained herein, and waive the future performance of any obligation.

14.3 Binding Effect. It is the intent of this MOU to set out with sufficient particularity the details of the transactions contemplated by the parties. Except as otherwise set forth herein, it is understood and agreed that this MOU, when executed by all of the parties hereto, constitutes a binding commitment with respect to the proposed transaction.

14.4 Authority. Both Parties declare and represent having all requisite power, authority and legal capacity to execute and deliver this Agreement and to consummate the final transaction contemplated hereby.

14.5 Entire Agreement. This MOU contains the entire agreement between the Seller and Groin with respect to the matters set forth herein and supersedes all prior oral and written understandings and transactions related thereto and can only be changed in writing signed by all parties.

2060 NW Boca Raton Blvd., #6

Boca Raton, FL 33431

GROM SOCIAL ENTERPRISES, INC.

14.6 Counterpart Execution. This MOU may be executed in several parts in the same form and by facsimile and such parts so executed will together form one original agreement and construed as if all the signing parties hereto had executed one copy of this MOU.

14.7 Governing Law. This MOU will be construed and governed under the laws of Florida and the parties agree to submit any disputes to the jurisdiction of the courts of Florida, excluding the conflict of laws thereof.

14.8 Acknowledgement. The parties expressly acknowledge that notwithstanding the form of this Agreement being a “Memorandum of Understanding,” it is a legally binding obligation on the part of both parties and, other than to negotiate in good faith the definitive documents, the failure to sign such definitive documents shall have no effect on or impair the enforceability of this MOU under all applicable theories of law and equity.

If the terms set forth in this MOU are acceptable to you, please sign this MOU in the space provided below and return it back. The proposal set forth in this MOU will terminate if it is not accepted by you on or before 5 pm. EST on Thursday, November 30, 2017.

Very truly yours,

Accepted on November.______, 2017

GROM SOCIAL ENTERPRISES, INC.

/S/ Darren Marks

Darren Marks, CEO

Accepted on November 30, 2017

FYOOSION LLC

/s/ Abhishek Jain

Abhishek Jain, CEO, Manager

/s/ Arthur Watson, Jr.,

Arthur Watson, Jr., Manager

2060 NW Boca Raton Blvd., #6

Boca Raton, FL 33431

GROM SOCIAL ENTERPRISES, INC.

Schedule 1.1 Assets

1.       Assets: The assets (“Assets”) to be acquired by Grom are the following:

The Assets include all of the Company's right, title and interest, if any, to the following assets of the Company: (a) all of the Company's worldwide right, title and interest in all “FYOOSIAN LLC” trademarks (registered or common law), service marks, trade names, service names, brand names, all trade dress rights, logos, Internet domain names and corporate names and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, and all pending applications, registrations and renewals thereof, owned or used by the Company, and all variations of the “FYOOSIAN LLC” trademarks and trade names (collectively, the “Marks”); (b) all technology (“Technology”), including all designs, methods, techniques, ideas, know-how, research and development, technical data, programs, materials, specifications, processes, inventions (patentable or unpatentable), patents, creations, improvements, works of authorship and other similar materials, and all recordings, drawings, reports, analyses, and other writings, and other tangible embodiment of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used or useful in the design, development, reproduction, maintenance or modification of, any of the products developed, manufactured, marketed or sold by the Company using the Marks, whether work in process, pending application or in final form; (c) all copyrights and registrations and applications therefor and works of authorship, and mask work rights relating to goods sold bearing the Marks; (d) patterns, molds, tasks, computer aided designs (CADs), samples and designs owned or used by the Company with respect to the Marks; (e) all books, records or files related to the Marks, (f) all artwork, photography and archival material (including but not limited to advertising materials, copy, commercials, catalogues, images, and artwork, as well as brand books, samples, and other material showing the heritage of the Company) owned by the Company related to the Marks; (g) all visitor tracking codes and analysis, including but not limited to hits, page(s) viewed and unique visitors to the FYOOSIAN LLC website (the “Website”) on a daily, weekly and monthly basis, and all related charts, graphs and tools, records relating to third parties the Company pays to advertise the Website, and records relating to third parties who place advertising on the Website, whether paid or gratis; (h) email lists and addresses related to the business of the Company utilizing the Marks; and (i) records and documents, whether in hard copy or electronic, including all material files maintained by the Company's attorney(s), to the extent relating to any of the foregoing. To the extent any of the Company's subsidiaries or affiliates own any of the foregoing assets; such entities shall be parties to the Definitive Documents to convey such interests (or shall convey such assets to the Company prior to the Closing). The purchase price shall be allocated as reasonably requested by the Company among the parties which are designated as “Seller” under the Definitive Documents.

2060 NW Boca Raton Blvd., #6

Boca Raton, FL 33431

GROM SOCIAL ENTERPRISES, INC.

Schedule 1.2 Assumed Liabilities

Abhishek	$10,000.00
Dmitriy	$10,000.00
Tempest (Norman)	$37,500.00
Martin McCann	$ 6,280.00
CVSI	$74,000.00
CLI Marketing	$ 7,720.00
CLI Dev	$14,673.00
Reliance Accounting	$ 5,835.00
Call Center - Teleiman	$83,651.00
Affiliates	$39,646.00
Kount	$ 3,000.00
Maria Luda	$2,000.00
TOTAL	$294,305.00

2060 NW Boca Raton Blvd., #6

Boca Raton, FL 33431

GROM SOCIAL ENTERPRISES, INC.

Schedule 4.2 Form of Leakout Agreement

_______________________,2017

Grom Social Enterprises, Inc.
2060 NW Boca Raton Blvd., #6
Boca Raton, FL, 33431

Re:          Leakout Agreement

Gentlemen:

The undersigned is a beneficial owner of __________ shares of the common stock of Grom Social Enterprises, Inc. (the “Company”), par value $.001 per share (the “Shares”). The Shares were acquired as part of that certain Asset Purchase Agreement between the Company and Fyoosian LLC (the “Agreement”). As part of the consideration included in the Agreement, the undersigned has agreed to execute and deliver to the Company this “leak-out” agreement applicable to the Shares and agrees to the terms and conditions contained hereinbelow.

The undersigned does agree, for the benefit of the Company that the undersigned will not, without the prior written consent of the Company, in its sole discretion offer to sell, sell assign, pledge, hypothecate, grant any option for the sale of, or otherwise dispose of, directly or indirectly, any of the Shares owned by the undersigned, or subsequently acquired through the exercise of any options, warrants or rights, or conversion of any other security, or by reason of any stock split or other distribution of stock, or grant options, rights or warrants with respect to any such Shares, during the twelve (12) month period commencing on the effective date of the Agreement, except as follows: The undersigned shall have the right, but not the obligation, to sell that number of Shares equal to 25% of the daily average trading volume. Additional Shares may only be sold by the undersigned with the consent of the Company, in its sole discretion. Furthermore, the undersigned will permit all certificates evidencing the Shares to be endorsed with the appropriate restrictive legends and will consent to the placement of appropriate stop transfer orders with the transfer agent of the Company.

2060 NW Boca Raton Blvd., #6

Boca Raton, FL 33431

GROM SOCIAL ENTERPRISES, INC.

Notwithstanding the foregoing, the undersigned may sell or dispose of the Shares, provided that such sale or disposition is a privately negotiated transaction, the transaction is in compliance with federal and state securities laws and other applicable laws in the written opinion of counsel to the undersigned, which counsel must be acceptable to the Company and its counsel, and the acquiror of the Shares executes a letter agreement with the Company substantially identical to the terms contained herein.

Very truly yours

_______________________

(signature of holder)

_______________________

Please Print Name(s)

 _______________________

Number of shares of Common

Stock owned

2060 NW Boca Raton Blvd., #6

Boca Raton, FL 33431